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                                                                     EXHIBIT 5.6

                  [Letterhead of Rayburn Cooper & Durham, P.A.]

                                  June 17, 2003

Sanmina-SCI Corporation
2700 North First Street
San Jose, CA 95134

         Re: Sanmina-SCI Corporation -- Exchange of $750,000,000 of its Outstanding 10.375% Senior Secured Notes due January 15, 2010

      Ladies and Gentlemen:


      We have acted as special counsel to Sanmina Enclosure Systems USA Inc. ("Guarantor"), a North Carolina corporation and a subsidiary of Sanmina-SCI Corporation, a Delaware corporation (the "Company"), in connection with the public offering by the Company of $750,000,000 aggregate principal amount of the Company's 10.375% Senior Notes due 2010 (the "Exchange Notes") that are guaranteed by certain of the Company's subsidiaries, including the guaranty of the Exchange Notes by the Guarantor (the "Exchange Note Guaranty"). The Exchange Notes and the Exchange Note Guaranty are to be issued pursuant to an exchange offer (the "Exchange Offer"), in exchange for a like principal amount of the Company's issued and outstanding 10.375% Senior Notes due 2010 that are also guaranteed by the Guarantor and certain other subsidiaries of the Company, under an Indenture, dated as of December 23, 2002 (the "Indenture"), by and among the Company, certain subsidiary guarantors, including the Guarantor, and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee, as contemplated by the Registration Rights Agreement, dated as of December 23, 2002, by and among the Company and the Initial Purchasers named therein.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined copies of the Registration Statement, the Indenture, the Exchange Notes, the Exchange Note Guaranty and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have relied upon a certificate dated June 16, 2003 of the North Carolina Secretary of State (the "North Carolina Certificate").
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         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Guarantor and others and of public officials.

      We express no opinion as to the laws of any jurisdiction other than the North Carolina Business Corporation Act. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. The opinion set forth in paragraph 1 is based solely upon the North Carolina Certificate.

      Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

      1. Guarantor is a corporation in existence under the laws of the State of North Carolina.

      2. Guarantor has the corporate power and authority to execute and deliver the Exchange Note Guaranty and to consummate the transactions contemplated thereby.

      3.    The Exchange Note Guaranty has been duly authorized by Guarantor.

      4. The Indenture has been duly authorized, executed and delivered by Guarantor.



         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement filed by the Company and the Guarantor with respect to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in such Registration Statement. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with the opinions given by them regarding the enforceability of the Exchange Note Guaranty by the Guarantor. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                    Very truly yours,



                                    /s/ RAYBURN COOPER & DURHAM, P.A.